Exhibit 5.3

OFFICE ADDRESS	18-20, rue Edward Steichen L-2540 LUXEMBOURG
INTERNET	www.loyensloeff.lu

To:

Schlumberger Investment S.A.

42-44 Avenue de la Gare

L-1610 Luxembourg

Luxembourg

RE	Luxembourg law legal opinion – Schlumberger – S-3 Registration Statement
REFERENCE	70127950

Luxembourg, April 25 2019

Dear Sir or Madam,

1	INTRODUCTION

We have acted as your special legal counsel on certain matters of Luxembourg law in respect of the Company. We render this opinion regarding the filing of a Registration Statement (as defined below).

2	DEFINITIONS

2.1	Capitalised terms which are not otherwise defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Act means the United States Securities Act of 1933, as amended.

Articles means the consolidated text of the articles of association of the Company as at 2 September 2011 drawn up by Maître Martine Schaeffer, notary in Luxembourg.

Authorisations means the authorisations of the board of directors of the Company covering the issuance of Debt Securities.

All services are provided by Loyens & Loeff Luxembourg S. à r.l., a private limited liability company (sociétéà responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and Conditions may be consulted via loyensloeff.lu.

AMSTERDAM             ●            BRUSSELS             ●            LUXEMBOURG            ●             ROTTERDAM            ●            HONG KONG

LONDON            ●             NEW YORK            ●            PARIS             ●            SINGAPORE            ●            TOKYO             ●            ZURICH

Company means Schlumberger Investment S.A., a public limited liability company (société anonyme) organised under the laws of Luxembourg with registered office at 42-44 Avenue de la Gare, L-1610 Luxembourg, registered with the RCS under number B 163.122.

Debt Securities means the senior unsecured debt securities to be issued by the Company, guaranteed by the Guarantor and described in detail in the prospectus which forms part of the Registration Statement.

Excerpt means an excerpt pertaining to the Company delivered by the RCS, dated 25 April 2019.

Guarantor means Schlumberger Limited a public limited company organised under the laws of Curacao and entered into the Curacao Commercial Register with company number 1674.

Insolvency Regulation means the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

Luxembourg means the Grand Duchy of Luxembourg.

RCS means the Luxembourg Register of Commerce and Companies.

RCS Certificate means a certificate of absence of a judicial decision (certificat de non-inscription d’une décision judiciaire) pertaining to the Company, delivered by the RCS on 25 April 2019, with respect to the situation of the Company as at 24 April 2019.

Registration Statement means the Form S-3 automatic shelf registration statement under the Act dated April 25, 2019, to be filed with the SEC by the Guarantor and the Company on or about the date of this opinion letter.

Relevant Date means the date of the Registration Statement and the date of this opinion letter.

SEC means the United States Securities and Exchange Commission.

3	SCOPE OF INQUIRY

3.1

For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the Registration Statement and electronically transmitted copies of the Articles, the Excerpt and the RCS Certificate.

3.2	We have not reviewed the prospectus, or any other documents incorporated by reference or referred to in the Registration Statement and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1

This opinion letter speaks as of the date hereof and we only express an opinion on matters of Luxembourg law in force on the date of this opinion letter, excluding unpublished case law. We undertake no obligation to update it or to advise of any changes in such laws or case law, their construction or application.

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4.2

Except as expressly stated in this opinion letter, we do not express an opinion on public international law or on the rules of, or promulgated under, any treaty or by any treaty organisation or European law (save for rules implemented into Luxembourg law or directly applicable in Luxembourg), on the European Market Infrastructure Regulation EU 648/2012 and any laws and regulations relating thereto, any Luxembourg laws implementing the Directive 2011/61/EU of the European Parliament and of the Council on Alternative Investment Fund Managers, tax, transfer pricing, regulatory, competition, accounting or administrative law, sanction laws and regulations or as to the consequences thereof.

4.3

Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Registration Statement or the Debt Securities and on any representations, warranties or other information included in the Registration Statement and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.4

In this opinion letter Luxembourg legal concepts are sometimes expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law, a term may have a different meaning than for the purpose of other areas of Luxembourg law.

4.5

This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Luxembourg law and be brought exclusively before the Courts of the District of Luxembourg-City.

4.6

This opinion letter is issued by Loyens & Loeff Luxembourg SARL and may only be relied upon under the express condition that any liability of Loyens & Loeff Luxembourg SARL is limited to the amount paid out under its professional liability insurance policies. Only Loyens & Loeff Luxembourg SARL can be held liable in connection with this opinion letter.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 1 (Assumptions) and the qualifications set out in Schedule 2 (Qualifications). On the basis of these Assumptions and subject to these Qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

The Company is a public company limited by shares (société anonyme), duly incorporated and validly existing under Luxembourg law for an unlimited duration.

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5.2	Due authorization

The Debt Securities, if and when the issue and the amount of such Debt Securities have been duly authorised by the board of directors of the Company, will be duly authorized according to Luxembourg laws applicable to commercial companies generally.

6	ADDRESSEES

This opinion letter is addressed to you and may only be relied upon by you in connection with the transactions to which the Registration Statement and the Debt Securities relate and may not be disclosed to and relied upon by any other person without our prior written consent

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Yours faithfully,
/s/ Loyens & Loeff Luxembourg SARL

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Schedule 1

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	DOCUMENTS

1.1	All signatures, stamps and seals are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2	The information contained and the statements made in the Excerpt and the RCS Certificate are true, accurate and complete at the Relevant Date.

2	INCORPORATION, EXISTENCE, CORPORATE POWER

2.1	There were no defects in the incorporation process of the Company. The Articles are in full force and effect on the Relevant Date.

2.2

The Company has its central administration (administration centrale) and has its centre of main interest (as described in the Insolvency Regulation) in Luxembourg and does not have an establishment (as described in the Insolvency Regulation) outside Luxembourg.

2.3	The Company complies with and adheres to all laws and regulations on the domiciliation of companies.

2.4

The issue of the Debt Securities and the execution, entry into, performance and filing by the Company of the Registration Statement, and the transactions in connection therewith (a) are in its corporate interest, (b) with the intent of pursuing profit (but lucratif) and (c) serving the corporate object of the Company.

2.5	The Company will be validly existing under Luxembourg law at the date of the Authorisations.

3	AUTHORISATIONS

3.1

The Company is not and will not be under any contractual obligation to obtain the consent, approval, co-operation, permission or otherwise of any third party or person in connection with the execution of, entry into, and performance of its obligations under, the Registration Statement and the issuance of the Debt Securities.

4	VALIDITY

Under any applicable laws (other than Luxembourg law, to the extent opined upon herein) the Debt Securities and all obligations in connection therewith and under the Registration Statement (and the documents in connection therewith) are legal, valid, binding upon it and enforceable as a matter of all relevant laws (other than, but only to the extent expressly opined herein, Luxembourg law) and, in particular, their expressed governing law.

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5	MISCELLANEOUS

5.1

The Company will issue the Debt Securities and execute and perform its obligations under the Registration Statement (and all documents in connection therewith) in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law, regulation of any jurisdiction or contractual arrangements.

5.2

There are no provisions in the laws of any jurisdiction outside Luxembourg or in the documents mentioned in the Registration Statement, which would adversely affect, or otherwise have any negative impact on this opinion letter.

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Schedule 2

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	INSOLVENCY

1.1

This opinion letter is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiements), controlled management (gestion contrôlée), insolvency, liquidation, reorganisation or the appointment of a temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings, regimes or officers relating to, or affecting, the rights of creditors generally (Insolvency Proceedings).

2	ACCURACY OF INFORMATION

2.1

Corporate documents of, and court orders affecting, the Company may not be available at the RCS forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto. We express no opinion as to the consequences of any failure by the Company to comply with its filing, notification, reporting and publication obligations.

2.2

Documents relating to a Luxembourg company the publication of which is required by law will only be valid towards third parties from the day of their publication with the Electronic Register of Companies and Associations (Recueil Electronique des Sociétés et Associations), unless the company proves that the relevant third parties had prior knowledge thereof. Third parties may however rely upon such documents which have not yet been published. For 15 days following their publication, such documents will not be valid towards third parties who prove the impossibility for them to have knowledge thereof.

2.3

The Articles, the Excerpt and the RCS Certificate do not constitute conclusive evidence whether or not a winding-up, administration petition or order has been presented or made, a receiver has been appointed, an arrangement with creditors has been proposed or approved or any other Insolvency Proceedings have commenced.

3	INCORPORATION, EXISTENCE AND CORPORATE POWER

3.1

Our opinion that the Company exists is based on the Articles, the Excerpt and the RCS Certificate (which confirms, in particular, that no judicial decision in respect of bankruptcy (faillite), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiements), controlled management (gestion contrôlée), judicial liquidation (liquidation judiciaire) or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Company have been registered with the RCS.

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4	ENFORCEABILITY

The opinions expressed herein may be affected by the availability of general defences under Luxembourg law such as the principles of reasonableness and fairness, modification on grounds of unforeseen circumstances, undue influence, force majeure, the right to suspend performance as long as the other party is in default in respect of its obligations, the right to set-off and the right to dissolve a transaction upon default by the other party.

5	MISCELLANEOUS

We express no opinion on general defences under Luxembourg law, such as duress, deceit (dol) or mistake (erreur).

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